EXHIBIT 10.2

Transocean Ltd. 2015 Long-Term Incentive Plan

(As Amended and Restated Effective May 11, 2023)

Appendix A to Award Letter

Terms and Conditions of Awards

February 8, 2024

To the extent you are granted an award of (1) Performance Units and (2) Restricted Share Units (the award of the Performance Units and Restricted Share Units together, the “Awards”) under the Transocean Ltd. 2015 Long-Term Incentive Plan, as amended and restated effective May 11, 2023 (the “Plan”) effective as of the date indicated above (the “Grant Date”), the target number of Performance Units and the number of shares of Restricted Share Units subject to such grant is set forth in an award letter to you (the “Award Letter”).  Any such Award is subject to the terms and conditions set forth in the Plan, the Prospectus for the Plan, any rules and regulations adopted by the Committee, and the additional terms and conditions set forth in this Appendix A which forms а part of your Award Letter.  Any terms used in the Award Letter or this Appendix A and not defined herein have the meanings set forth in the Plan.  The terms and provisions of your Award are governed by the terms of the Plan as effective May 11, 2023, and amended from time to time thereafter.  In the event there is an inconsistency between the terms of the Plan and the Award Letter, the terms of the Plan will control.

Section I.	PERFORMANCE UNITS
1.	Determination of Earned Performance Units
(a)Total Target Performance Unit Grant

For purposes of the Award Letter (including this Appendix A), the term “Total Target Performance Units” shall mean the total number of target Shares (or other consideration) that may be issued to you in respect of the achievement of certain target performance standards as described herein, subject to the terms and conditions hereof.

(b)Earned Performance Units

The exact number of Performance Units that will actually be earned by and issued to you and subject to the vesting described in Section I.2 (the “Earned Performance Units”) will be based upon the achievement by the Company of the performance standard, as described in this Section I.1(b).

After the conclusion of the period beginning January 1, 2024 and ending December 31, 2026 (the “PSU Performance Cycle”), the Committee will make a determination as to the number of Earned Performance Units based on the Company’s relative performance on total shareholder return (“TSR”) as compared against a peer group (as identified in Exhibit A) over the PSU Performance Cycle.  The determination by the Committee with respect to the achievement of absolute and relative TSR will be made in the first sixty days of 2027 after all necessary Company and peer information is available.  The specific date on which such determination is formally made and approved by

Appendix A

the Committee is referred to as the “Determination Date”.  After the Determination Date, the Company will notify you of the number of Earned Performance Units, if any.

More detailed definitions for TSR and the methodology for determining the Earned Performance Units are incorporated herein as Exhibit A.

(c)Committee Determinations

The Committee shall have absolute discretion to determine the number of Earned Performance Units to which you are entitled, if any, including without limitation such adjustments as may be necessary in the opinion of the Committee to account for changes since the date of the Award Letter.  The Committee’s determination shall be final, conclusive and binding upon you.  You shall not have any right or claim with respect to any units other than Earned Performance Units to which you become entitled in accordance with this Appendix A.

2.	Vesting
(a)Unless vested on an earlier date as provided in this Appendix A, the Earned Performance Units will be vested on December 31, 2026, subject to your continued employment through that date.
(b)In certain circumstances more particularly described in Sections I.5 and I.6 below, your Earned Performance Units may vest before the date set forth in Section I.2(a) or may continue to vest following your termination.  In addition, the Committee may accelerate the vesting of all or a portion of your Earned Performance Units at any time in its discretion, subject to Section 8.
(c)You do not need to pay any purchase price for the Earned Performance Units unless otherwise required in accordance with applicable law.
3.	Restrictions

Until and unless you vest in your Earned Performance Units and receive a distribution of Shares, you do not own any of the Shares potentially subject to this performance award and may not attempt to sell, transfer, assign or pledge any such Shares.  After the PSU Performance Cycle has ended and all Earned Performance Units are determined, the net Shares (total Shares distributable in respect of vested Earned Performance Units minus any Shares retained by the Company in accordance with the policies and requirements described in Section IV.4) will be delivered on March 15, 2027 in street name to your brokerage account (or, in the event of your death, to a brokerage account in the name of your beneficiary under the Plan) with the broker retained by the Company for such purpose (the “Broker”).  Any Shares distributed to you in respect of vested Earned Performance Units will be registered in your name and will not be subject to any restrictions.  Notwithstanding the foregoing, the number of Shares distributed to you will be subject to the number of Shares that remain available for issuance under Paragraph 5 of the Plan, as amended, and the Committee may make

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such adjustment as it deems appropriate to the number of Shares distributed to reflect any limitation on Shares available.

4.	Dividend Equivalents, Dividends and Voting
(a)Vested Earned Performance Units.  In the event that dividends are paid with respect to Shares such that the applicable record date for such dividends occurs during the period beginning on the Grant Date and ending on the date you receive a distribution of Shares in satisfaction of your vested Earned Performance Units, you will be entitled to receive a cash payment equal to the amount of the dividend paid per Share as of each such dividend payment date multiplied by the number of vested Earned Performance Units (the “Earned Dividend Equivalent”).  You will have no right to receive any payment of dividend equivalents with respect to Performance Units that do not become vested Earned Performance Units.  All Earned Dividend Equivalents (if any) will be paid in cash on the date of the regularly scheduled payroll next following the date of distribution of Shares with respect to your vested Earned Performance Units, or as soon as administratively practicable following such date and shall be subject to all applicable withholding taxes.  For any non-cash dividends, the Committee may determine in its sole discretion the cash value to be so paid to you in respect of such vested Earned Performance Units or, if applicable, the adjustment to be applied pursuant to Section 15 of the Plan.
(b)Voting Shares.  You will have the right to vote your Shares that have been distributed in respect of any vested Earned Performance Units. There are no voting rights associated with Performance Units (including Earned Performance Units).
(c)No Other Rights.  You shall have no other dividend equivalent, dividend or voting rights with respect to any Performance Unit.
5.	Termination of Employment
(a)Termination prior to the end of the PSU Performance Cycle

The terms set out in subsections (i)–(iii) below of this Section I.5(a) shall apply to the vesting and settlement of Earned Performance Units in the event of your termination of employment prior to the last day of the PSU Performance Cycle.

(i)Death or Disability.  If your employment is terminated by reason of death or Disability prior to the first anniversary of the Grant Date, you will be entitled to earn a Pro-Rata Earned Award.  Distribution under Section I.3 in satisfaction of all such Earned Performance Units shall be made on March 15, 2027. If your employment is terminated by reason of death or Disability on or after the first anniversary of the Grant Date, you will continue to earn your Performance Units as if you had remained continuously employed through December 31, 2026.

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(ii)Involuntary Termination or Retirement.  If your employment is terminated in an Involuntary Termination or by reason of you becoming a Retiree prior to the first anniversary of the Grant Date, you will be entitled to earn a Pro-Rata Earned Award.  Distribution under Section I.3 in satisfaction of all such Earned Performance Units shall be made on March 15, 2027. If your employment is terminated in an Involuntary Termination or by reason of you becoming a Retiree on or after the first anniversary of the Grant Date, you will continue to earn your Performance Units as if you had remained continuously employed through December 31, 2026. Notwithstanding the preceding and to the extent permissible under applicable law, your right to any Earned Performance Units shall be forfeited on the date you first provide services to a Competitor, as described in Section III below.
(iii)Other Termination of Employment.  If your employment is terminated prior to the end of the PSU Performance Cycle for any reason other than those set forth in Section I.5(a)(i), I.5(a)(ii) and I.6(b), you will not be entitled to any Earned Performance Units.
(b)Adjustments by the Committee

The Committee may, in its sole discretion, accelerate the vesting of your right to receive all or any portion of any Earned Performance Units, distributed on the distribution date under Section I.3.

(c)Forfeiture of Performance Units

In addition to forfeitures of Performance Units pursuant to Section I.5(a) above, if you violate or fail to comply with any of the covenants or obligations applicable to you , you shall immediately forfeit any Performance Units, whether or not earned.

6.	Change of Control
(a)Change of Control

Upon the occurrence of a Change of Control, if you are employed by the Company on the date of such Change of Control and the Determination Date has not occurred, the number of Earned Performance Units to which you are entitled shall be equal to the Total Target Performance Units, subject to the vesting provisions described in the Award Letter and Section I.2, I.5, and I.6(b).

The Shares (or other consideration) shall be issued in satisfaction of the Earned Performance Units on the distribution date under Section I.3.

(b)Change of Control Termination

Notwithstanding the provisions of the Award Letter or Sections I.2, I.5 or I.6(a), all of your Earned Performance Units (as described in Section I.6(a)) will vest

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immediately upon a Change of Control Termination and the Shares (or other consideration) shall be issued in satisfaction of the Earned Performance Units thirty days after the date of such Change of Control Termination.

Section II.	RESTRICTED SHARE UNITS
1.	Vesting and Restricted Share Units
(a)Unless vested on an earlier date as provided in this Appendix A, the Restricted Share Units granted pursuant to your Award Letter will fully vest in installments in accordance with the following vesting schedule (each date below, an “RSU Vesting Date”) provided that you remain continuously employed through the applicable RSU Vesting Date:
RSU Vesting Date	Portion of Restricted Share Units Vesting
March 1, 2025 March 1, 2026 March 1, 2027	1/3 1/3 1/3

To the extent that the vesting schedule above would result in vesting of a fractional Restricted Share Unit, such fractional Restricted Share Unit shall be rounded to a whole number as determined by the Committee.

(b)In certain circumstances described in Section II.4 below, your Restricted Share Units may continue to vest following termination or may fully vest before the final scheduled RSU Vesting Date.  In addition, the Committee may accelerate the vesting of all or a portion of your Restricted Share Units at any time in its discretion, subject to the provisions of Section II.4(d).  The date of any accelerated vesting under Section II.4(a) below will be a RSU Vesting Date for purposes of this Appendix A.
(c)You do not need to pay any purchase price for the Restricted Share Units unless otherwise required in accordance with applicable law.
2.	Restrictions on the Restricted Share Units

Until and unless you vest in your Restricted Share Units and receive a distribution of Shares, you may not attempt to sell, transfer, assign or pledge them.  Until the date on which you receive a distribution of the Shares in respect of any vested Restricted Share Units awarded hereunder, your award of Restricted Share Units will be evidenced by credit to a book entry account.

When Restricted Share Units vest and become payable, the net Shares (total Shares distributable in respect of vested Restricted Share Units minus any Shares retained by the Company in accordance with the policies and requirements described in Section IV.4), will be delivered to you within sixty days after the RSU Vesting Date in street name to your brokerage account (or, in the event of your death, to a brokerage account in the name of your beneficiary under the Plan) with the Broker.  Any Shares

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distributed to you in respect of vested Restricted Share Units will be registered in your name and will not be subject to any restrictions.  There will be some delay between the RSU Vesting Date and the date your Shares become available to you due to administrative reasons.

3.	Dividend Equivalents and Voting
(a)Dividend Equivalents

In the event that dividends are paid with respect to Shares such that the applicable record date occurs during the period beginning on the Grant Date and ending on the date you receive a distribution of Shares in satisfaction of your vested Restricted Share Units, you will be entitled to receive a cash payment equal to the amount of the dividend paid per Share as of such dividend payment date multiplied by the number of vested Restricted Share Units (the “Dividend Equivalent”).  Dividend Equivalents (if any) payable with respect to your vested Restricted Share Units will be paid in cash on the date of the regularly scheduled payroll next following the applicable Vesting Date, or as soon as administratively practicable following such date, and shall be subject to all applicable withholding taxes.  For any non-cash dividends, the Committee may determine in its sole discretion the cash value to be so paid to you in respect of such Restricted Share Units or, if applicable, the adjustment to be applied pursuant to Section 15 of the Plan.

(b)Voting Shares

You will have the right to vote your Shares that have been distributed in respect of any vested Restricted Share Units.  There are no voting rights associated with Restricted Share Units.

(c)No Other Rights

You shall have no other dividend equivalent, dividend or voting rights with respect to any Restricted Share Unit.

4.	Termination of Employment

The following rules apply to the vesting of your Restricted Share Units in the event of your termination of employment.

(a)Death or Disability.  If your employment is terminated by reason of death or Disability, all  your Restricted Share Units will vest on your date of termination.  If you are Retirement Eligible and you experience a Disability that satisfies the requirements of U.S. Treasury Regulation Section 1.409A-3(i)(4) prior to the termination of your employment, all your Restricted Share Units will vest on the date of such Disability.
(b)Involuntary Termination or Retirement.  If your employment is terminated in an Involuntary Termination or by reason of you becoming a Retiree prior to the first anniversary of the Grant Date, a pro rata portion of your Restricted

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Share Units will vest on your date of termination and will be settled on the first RSU Vesting Date thereafter; such pro rata portion shall be determined by multiplying the number of Restricted Share Units granted to you and remaining outstanding and unvested at the time your employment is terminated by a fraction, the numerator of which is the number of calendar days you were employed between the Grant Date and your date of termination and the denominator of which is the number of calendar days between the Grant Date and the final scheduled RSU Vesting Date. If your employment is terminated in an Involuntary Termination or by reason of you becoming a Retiree on or after the first anniversary of the Grant Date, you will continue to vest following such termination to the same extent as if you continued to be employed by the Company or one of its subsidiaries. Notwithstanding the foregoing and to the extent permissible under applicable law, in no event shall the restricted share units granted hereunder continue to vest beyond the day on which you first provide services to a Competitor, as described in Section III below.
(c)Other Termination of Employment.  If your employment terminates for any reason other than those set forth in Sections II.4(a), II.4(b) and II.5, any of your Restricted Share Units which have not vested prior to your termination of employment will be forfeited.
(d)Adjustments by the Committee.  The Committee may, in its sole discretion, accelerate the vesting of all or any portion of your Restricted Share Units; provided, however, that no acceleration of delivery of Shares shall be made in a manner that is not in compliance with, or exempt from, any applicable requirements of Code Section 409A.
5.	Change of Control.

Notwithstanding the provisions of the Award Letter or Sections II.1 or II.4, all of your Restricted Share Units will vest immediately upon a Change of Control Termination.

Section III.	Miscellaneous

The terms and provisions of this Section III apply to all Awards.

1.	Definitions
(a)“Cause” means (1) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), (2) your willful engagement in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise, (3) your willful, material breach of any written policy of the Company or any written agreement between you and the Company or any of its Subsidiaries, including, but not limited to, the Company’s Code of Integrity, human resource or legal compliance and ethics policies or any employment agreement, (4) your indictment of a felony or a misdemeanor involving fraud, dishonesty or moral turpitude, or (5) such other events, acts or omissions as shall be determined in good faith.  For purposes

Appendix A-7-

of clauses (1), (2) and (3) of this definition, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company.
(b)“Change of Control Termination” means and occurs on the date of your termination of employment by the Company or any Subsidiary for any reason other than Cause within two years after the date of a Change of Control.
(c)“Competitor” means any business that, as of the Grant Date, is engaged in the ownership and/or operation of ultra-deepwater or harsh environment offshore drilling rigs in direct competition with the Company and its affiliates.  This restriction shall not prevent you from working for a subsidiary, division, venture or other business or functional service unit (collectively a "Unit") of a Competitor so long as (i) such Unit is not itself a Competitor, and (ii) you do not manage or participate in business activities or projects of any Unit that is a Competitor. For purposes of this Agreement, you will be deemed to provide services to a Competitor if, in the Committee’s sole discretion, you, directly or indirectly, whether as an employee, officer, director, investor, independent contractor, consultant, or otherwise, in any job function or capacity which is the same, similar to, or greater than that performed by you for the Company, accept a position to engage in, work for, provide advice to, or provide services to, any Competitor in the Restricted Territory. Further, nothing in this provision prohibits you from owning an investment interest of less than 5% in a publicly traded company. The term “Restricted Territory” means all countries, counties and parishes in which the Company operated or planned to operate during the preceding five (5) years of your employment with the Company, as determined in the sole discretion of the Committee. The Committee may, by written notice to you, modify the definition of the terms “Competitor” and “Restricted Territory” to make them less restrictive if deemed necessary to comply with applicable law.

(d)“Disability” means (1) you qualify for disability benefits under a long term disability plan sponsored by the Company or (2) if you are not covered by any such long term disability plan, the Chief Executive Officer of the Company, or in the case of the termination of employment of the Chief Executive Officer of the Company, the Committee, has determined that you are disabled.
(e)“Good Reason” means (1) the diminution of your duties or responsibilities, or a demotion of your position, to such an extent or in such a manner as to relegate you to a position not substantially similar to that which you held prior to such change or (2) a material reduction in your base salary or annual cash incentive plan opportunities other than in connection with such reductions that are applicable to the Company’s executives as a group.  You shall not be considered to have terminated for Good Reason unless you notify the Company in writing within 30 days of the date the event giving rise to Good Reason occurs, the Company does not cure such condition within 30 days of

Appendix A-8-

such notice and you terminate your employment no later than 90 days after the date the event giving rise to Good Reason occurred.
(f)“Involuntary Termination” means the termination of your employment (i) by the Company without Cause or (ii) by you for Good Reason.
(g)With respect to an award of Performance Units, “Pro-Rata Earned Award” is determined by multiplying the number of Earned Performance Units which would have otherwise been earned had your employment not been terminated by a fraction, the numerator of which is the number of calendar days you were employed during the period beginning January 1, 2024 and ending December 31, 2024 and the denominator of which is the total number of calendar days in the period beginning January 1, 2024 and ending December 31, 2026.
(h)You are a “Retiree” if your separation from service occurs for any reason other than Cause, Involuntary Termination, Change in Control Termination, death or Disability after (a) attainment of age 62 and (b) completion of at least five years of service with the Company or its Subsidiaries.
(i)With respect to an award of Restricted Share Units, “Retirement Eligible” means, and will apply if, your final RSU Vesting Date is scheduled to occur after the calendar year in which you will complete at least five years of service with the Company or its Subsidiaries and will attain at least age 62.
2.	Award Determinations

The Chief Executive Officer of the Company, or in the case of the termination of employment of the Chief Executive Officer of the Company, the Committee, shall have absolute discretion to determine the date and circumstances of termination of your employment or separation from service, including without limitation whether as a result of Disability, Involuntary Termination, Cause, Good Reason or any other reason and whether you are a Retiree, and such determination shall be final, conclusive and binding upon you.

3.	Section 280G Limitation

Notwithstanding anything in the Award Letter (including this Appendix A) to the contrary, if all or any portion of the benefits provided hereunder, either alone or together with other payments and benefits received or to be received from the Company or any affiliate or successor, would constitute a “parachute payment”, as such term is defined in Code Section 280G(b)(2), the aggregate of the amounts constituting the parachute payment shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Code Section 4999, but only if, by reason of such reduction, the net after-tax benefit shall exceed the net after-tax benefit if such reduction were not made.  “Net after-tax benefit” for these purposes shall mean the sum of (w) the total amount payable under this Award, plus (x) all other payments and benefits which you receive or are then entitled to receive from the Company or an Affiliate that, alone or in combination with the amounts payable under the Award, would constitute a “parachute payment” within the

Appendix A-9-

meaning of Code Section 280G, less (y) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid (based upon the rate in effect for such year as set forth in the Code at the time of the payment under the Plan), less (z) the amount of excise taxes imposed with respect to the payments and benefits described in (w) and (x) above by Code Section 4999.  Such reduction shall be made to those amounts that provide you with the best economic benefit (and to the extent any payments are economically equivalent, each shall be reduced pro rata), which may include, without limitation and to the extent necessary, a reduction to the Awards or vesting of the Awards in order that this limitation not be exceeded; provided, however, that this Section IV.3 shall be superseded in its entirety by (i) any contrary treatment of parachute payments to which you have agreed in writing prior to the Change of Control pursuant to any other plan, program or agreement, or (ii) any more favorable treatment of the excise tax on parachute payments extended to you by the Company or its affiliates pursuant to any other plan, program or agreement.

4.	Tax Consequences and Withholding
(a)You should consult the Plan Prospectus for a general summary of the Swiss federal income tax consequences to you and, if applicable, the U.S. tax consequences to you, upon the grant, vesting or distribution to you of the Awards based on currently applicable provisions of the Code, related regulations and Swiss tax rules. The summary does not discuss state and local tax laws or the laws of any other jurisdictions, which may differ from the U.S. federal tax law and Swiss tax rules. For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.
(b)With respect to Awards of Performance Units under Section I and Restricted Share Units under Section II, the Company shall reduce the number of Shares otherwise deliverable to you with respect to your Earned Performance Units or Restricted Share Units by a number of Shares having a value approximately equal to the amount required to be withheld under the Company’s policies and procedures or applicable law.  Further, any dividend equivalents paid to you in respect of Earned Performance Units or Restricted Share Units pursuant to Section I.4 or II.3, respectively, will be subject to tax withholding, as appropriate, as additional compensation.
(c)You may not elect to have the Broker withhold Shares having a value less than the minimum statutory withholding tax liability or, if you are serving as an expatriate employee, the “standard deduction” withheld in accordance with the Company’s policies and procedures. If you fail to satisfy such withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.
(d)In addition to the previous withholding requirements, any award under the Plan is also subject to all applicable withholding policies of the Company as may be in effect from time to time, at the sole discretion of the Company.

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Without limiting the generality of the foregoing, the Company expressly has the right to collect or cause to be collected, pursuant to any tax equalization or other plan or policy, as any such policies or plans may be in effect from time to time (irrespective of whether such withholding correlates to the applicable tax withholding requirement with respect to your award) proceeds of the sale of Shares acquired upon vesting of the applicable award through a sale arranged by the Company or Broker on your behalf pursuant to this authorization without further consent.  Awards are further subject to any tax and other reporting requirement that may be applicable in any pertinent jurisdiction including any obligation to report awards (whether related to the granting or vesting thereof or exercise of rights thereunder) to any taxing authority or other pertinent third party.
5.	Restrictions on Resale

Other than the restrictions referenced in Sections I.3 and II.2, there are no restrictions imposed by the Plan on the resale of Shares acquired under the Plan.  However, under the provisions of the Securities Act and the rules and regulations of the SEC, resales of Shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act.  At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates.  There are no restrictions imposed by the SEC on the resale of Shares acquired under the Plan by persons who are not affiliates of the Company; provided, however, that all employees are subject to the Company’s policies against insider trading, and restrictions against resale may be imposed by the Company from time-to-time as may be necessary under applicable law.

6.	Beneficiary

You may designate a beneficiary to receive any portion of your Performance Units and Restricted Share Units that become due to you after your death, and you may change your beneficiary from time to time.  Beneficiary designations should be filed with the Broker with respect to Performance Units and Restricted Share Units.   The beneficiary if you fail to file a designation with the Broker for the Performance Units and the Restricted Share Units, will be (1) the beneficiary you designated under any group life insurance plan maintained by the Company or its Subsidiaries that provides the largest death benefit, which will constitute the designated beneficiary for purposes of this Section IV.6, or, if none, (2) the executor or administrator of your estate.

7.	Effect on Other Benefits

Income recognized by you as a result of the grant, vesting, exercise or distribution of Shares with respect to Awards will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.

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8.	Code Section 409A Compliance
(a)The award of Performance Units under Section I is intended to be exempt from or to comply with the provisions of Section 409A and, wherever possible, shall be consistent therewith.  No action taken to comply with Section 409A shall be deemed to impair a benefit under the Award Letter or this Appendix A.
(b)The award of Restricted Share Units under Section II is intended to be exempt from or to comply with the provisions of Section 409A and, wherever possible, shall be interpreted consistent therewith.  Specifically, (1) if you are not Retirement Eligible, the time of payment specified in Sections II.2 and II.4 is exempt from Code Section 409A as a short term deferral in compliance with U.S. Treasury Regulation Section 1.409A-1(b)(4), and (2) if you are Retirement Eligible or if your employment is terminated in an Involuntary Termination, the time of payment specified with respect to Section II.4(b) is compliant with U.S. Treasury Regulation Section 1.409A-3(a) and is compliant with Code Section 409A as being paid pursuant to a permissible payment date and the time of payment specified in Section II.4(a) with respect to Disability is compliant with U.S. Treasury Regulation Section 1.409A-3(a)(2) and is compliant with Code Section 409A as being paid pursuant to the permissible payment event of disability under U.S. Treasury Regulation Section 1.409A-3(i)(4).  If you are Retirement Eligible, you will not be considered to have a termination from employment unless such termination meets the requirements for a “separation from service” within the meaning of U.S. Treasury Regulation Section 1.409A-1(h), if applicable.  If you are a “specified employee” on the date of your “separation from service” within the meaning of Code Section 409A, the time of payment otherwise specified in the Award Letter or this Appendix A will be deferred to the extent required by Code Section 409A.  No action taken to comply with Code Section 409A shall be deemed to impair a benefit under the Award Letter or this Appendix A.

Appendix A-12-

Exhibit “A” to Performance Unit Award

A.Committee Methodology for TSR

Total Earned Performance Units will be based on achievement of relative TSR performance, subject to an adjustment based on the Company’s absolute TSR.  The Committee will make a determination on the Determination Date with respect to the achievement of TSR (as defined under Section B below) by the Company and the members of its peer group (as described under Section C below) and the number of Target Performance Units, if any, that become Earned Performance Units based on achievement of Relative Performance and Threshold Performance (as those terms are defined below). If any calculation with respect to the Earned Performance Units would result in a fractional share, the numbers of Earned Performance Units shall be rounded down to the nearest whole share.

“Relative Performance” shall be determined by ranking the Company, along with the other companies in its peer group, from best to worst based on TSR, and then determining the percentile ranking to assess the number of Earned Performance Units as described below.

If, during the PSU Performance Cycle, (i) any peer group company files for or is the subject of any bankruptcy, insolvency or liquidation proceeding, (ii) any peer group company continues to exist but is no longer publicly traded on an established securities market as a result of a de-listing event (other than due to an acquisition), or (iii) any other corporate financial restructuring event, condition or circumstance exists that, in the determination of the Committee, causes a peer performance to no longer be appropriate for a TSR comparison, such peer group company will remain in the peer group positioned below the lowest performing member of the peer group in chronological order by the date of such bankruptcy, insolvency, liquidation, de-listing or other event, condition or circumstance for the applicable period.  In the event that a peer group company is subject to a transaction in which more than 50% of the value of the company’s outstanding shares immediately prior to the transaction are acquired by another person or entity, such company shall be removed from the peer group company listing for the applicable period in which the transaction occurred.

The Company’s percentile ranking in its peer group shall determine the number of TSR Performance Units that become Earned Performance Units due to Relative Performance based on the following schedule:

Transocean Percentile	Percentage of TSR Performance Units Becoming Earned Performance Units (“Relative Performance”)
90th Percentile or Greater	200%
50th Percentile (target)	100%
25th Percentile	50%
Less than 25th Percentile	0%

For any achievement of a percentile ranking between the percentiles set forth in the schedule above, the number of Total Performance Units that become Earned Performance Units due to Relative Performance will be determined by linear interpolation between the percentages assigned in the schedule above.

If the Company’s absolute TSR is less than -15% in the PSU Performance Cycle, then no more than 100% of your Performance Units will become Earned Performance Units in the relevant period.

If the Company’s absolute TSR is greater than 15% in PSU Performance Cycle (“Threshold Performance”), a minimum of 50% of your Performance Units will become Earned Performance Units

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in the relevant period. If the Threshold Performance is achieved, the total number of Earned Performance Units can be increased, but not decreased, based on achievement of Relative Performance for the PSU Performance Cycle.

Notwithstanding the foregoing, a “Price Cap” will apply such that if the Fair Market Value of a Share exceeds $20, subject to adjustment pursuant to Section 15 of the Plan, on the Determination Date, the number of Performance Units that would have become Earned Performance Units due to either the Relative Performance or Threshold Performance will be reduced by multiplying such number of Earned Performance Units by a fraction, the numerator of which is $20, subject to adjustment pursuant to Section 15 of the Plan, and the denominator of which is the Fair Market Value of a Share on the Determination Date.  If the Price Cap applies, delivery of a number of Shares equal to such reduced number of Earned Performance Units will be in full satisfaction of the Performance Units.  As an example of the application of the Price Cap, if 100 Performance Units would become Earned Performance Units based on the schedule due to Relative Performance and the Fair Market Value of a Share is $25 on the Determination Date, 80 Shares will be delivered in settlement of the Performance Units (100 x 20/25).

B.Definition of Total Shareholder Return

Total Shareholder Return (“TSR”) through the PSU Performance Cycle is based on the comparison of the average closing share price for the thirty (30) business days prior to January 1, 2024 and the average closing share price for the last thirty (30) business days in the calendar year ending December 31, 2026, adjusted for dividends.  The same calculation is conducted for the Company and each of the companies in the peer group.

C.Peer Group

The peer group shall consist of:

Aker Solutions ASA	Oil States International, Inc.
Baker Hughes Company	Saipem SpA
Diamond Offshore Drilling, Inc.	Seadrill Limited
Noble Corporation Plc	Subsea 7 S.A.
NOV Inc.	TechnipFMC plc
Oceaneering International, Inc.	Tidewater Inc.
Odfjell Drilling Ltd.	Valaris Limited

NOTE:  The Committee has the sole authority to interpret the terms of this Exhibit A, including the formula for TSR.  The Committee’s determination of all matters in connection with the award will be final and binding.

Appendix A-14-